Exhibit 99.2

Pennsylvania Real Estate Investment Trust ® 200 South Broad Street Philadelphia, PA 19102
Phone:	215-875-0700
Fax:	215-546-7311
Toll Free:	866-875-0700

CONTACT:
Robert McCadden
EVP & CFO
(215) 875-0735

Nurit Yaron
VP, Investor Relations
(215) 875-0735

PREIT Announces Exercise of Overallotment Option and

Closing of Offering

Philadelphia, PA, May 10, 2010 — Pennsylvania Real Estate Investment Trust (NYSE: PEI) announced that the underwriters of its previously disclosed public offering exercised, in full, their overallotment option to purchase an additional 1,350,000 common shares. Including the shares sold upon the exercise of the overallotment option, the Company sold a total of 10,350,000 common shares in the offering, raising net proceeds of approximately $160.6 million. The closing took place on May 7, 2010.

The Company used the net proceeds from this offering to repay borrowings under its 2010 Credit Facility. Specifically, the Company used approximately $106.5 million of the net proceeds to repay a portion of the 2010 Term Loan under the 2010 Credit Facility and approximately $54.2 million to repay a portion of the outstanding borrowings under the Revolving Facility under the 2010 Credit Facility. Following these payments, the Company has approximately $413.5 million outstanding on the 2010 Term Loan and approximately $5.8 million outstanding on the $150 million Revolving Facility. As a result of this transaction, the Company has satisfied the requirement contained in the 2010 Credit Facility to reduce the aggregate amount of the lender Revolving Commitments and 2010 Term Loan by $100 million over the term of the 2010 Credit Facility.

The joint book-running managers for the offering were BofA Merrill Lynch, Citi and Wells Fargo Securities, the lead manager was J.P. Morgan, and the co-managers were Piper Jaffray, PNC Capital Markets LLC, RBS, Stifel Nicolaus and TD Securities.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

PREIT / 2

About Pennsylvania Real Estate Investment Trust

Pennsylvania Real Estate Investment Trust, founded in 1960 and one of the first equity REITs in the U.S., has a primary investment focus on retail shopping malls and power centers. Currently, the Company’s portfolio consists of 54 properties, including 38 shopping malls, 13 strip and power centers, and three properties held for development. The Company’s properties are located in 13 states in the eastern half of the United States, primarily in the Mid-Atlantic region. PREIT is headquartered in Philadelphia, Pennsylvania. PREIT is publicly traded on the NYSE under the symbol PEI.